Ansoft Corporation Amends Stock Repurchase Program—Additional 1,000,000 Shares Authorized For Repurchase

PITTSBURGH — October 7, 2004 — Ansoft Corporation (NASDAQ: ANST) today announced that its Board of Directors voted to amend its existing common stock repurchase program to permit the Company to acquire an additional 1,000,000 shares of its common stock. Under the original program approved in 1998 and amended in 2002, the Company has purchased approximately 1,800,000 of the 2,000,000 shares authorized for repurchase.

The repurchases may be made, from time to time, in the open market or in privately negotiated transactions and are subject to price and market considerations and applicable securities laws. The extent and timing of repurchases will be at the discretion of management and will depend upon general business and market conditions, stock prices and the Company’s cash position and requirements going forward.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties about the Company’s business that are detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the year ended April 30, 2004.

About Ansoft

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems, power electronics, and fuel-cell technology. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia, and Europe. For more information, please visit www.ansoft.com.